EXHIBIT 5.1

	ATTORNEYS AT LAW	Broomfield, CO
720 566-4000
	4401 Eastgate Mall	Palo Alto, CA
	San Diego, CA	650 843-5000
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	Main 858 550-6000	703 456-8000
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415 693-2000
September 5, 2006	www.cooley.com

Anadys Pharmaceuticals, Inc.	STEVEN M. PRZESMICKI
3115 Merryfield Row	(858) 550-6070
San Diego, CA 92121	przes@cooley.com
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Anadys Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,349,669 shares of the Company’s Common Stock, $0.001 par value, including (i) 999,669 shares (the “Equity Plan Shares”) issuable under the 2004 Equity Incentive Plan (the “Equity Plan”), (ii) 100,000 shares (the “Purchase Plan Shares”) issuable pursuant to the 2004 Employee Stock Purchase Plan (the “Purchase Plan”), (iii) 50,000 shares (the “Director Plan Shares”) issuable under the 2004 Non-Employee Directors’ Stock Option Plan (the “Director Plan”), and (iv) 200,000 shares (the “Inducement Shares”) issuable pursuant to the Inducement Stock Option Agreement dated July 10, 2006 (the “Inducement Agreement”) to James L. Freddo, M.D.
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Equity Plan, the Purchase Plan, the Director Plan, and the Inducement Agreement, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Equity Plan Shares, when issued and sold in accordance with the Equity Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full), (ii) the Purchase Plan Shares, when issued and sold in accordance with the Purchase Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable, (iii) the Director Plan Shares, when issued and sold in accordance with the Director Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable, and (iv) the Inducement Shares, when issued and sold in accordance with the Inducement Agreement, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward LLP

By:	/s/ Steven M. Przesmicki

Steven M. Przesmicki